Exhibit 10.16(1)

Specialists On Call, Inc.

1768 Business Center Drive, Suite 100
Reston, VA 20190

October 23, 2020

R. Jason Hallock, MD

Re: Contemplated Option Waiver

Dear Jason,

Specialists On Call, Inc. (the “Company”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Healthcare Merger Corp. (“Parent”) and certain other parties, pursuant to which the Company will, subject to satisfaction of certain conditions, become a wholly owned subsidiary of Parent (the “Transaction”). The Merger Agreement is attached to this agreement as Exhibit A. The terms of the Merger Agreement are incorporated into the terms hereof and capitalized terms used in this agreement but not defined in this agreement have the meanings provided in the Merger Agreement.

1. Contemplated Company Option. You are receiving this contemplated option waiver (this “Agreement”) because the Company previously communicated its intent to grant you an option to purchase shares of the Company’s common stock (the “Ungranted Option”). In light of the Transaction, the Company is unable to grant you the Ungranted Option as intended. However, provided that you sign and return this Agreement, you will be eligible to receive, in lieu of the Ungranted Option, (a) a cash payment equal to $260,906 (which corresponds to the estimated spread value of the Ungranted Option, to the extent it would have been vested as of the Closing Date had it been granted as intended, and less applicable taxes required to be withheld), paid on or as soon as practicable after the Closing Date (the “Option Payment”), and (b) subject to the approval of the Board of Directors of Parent following the Closing, an award of time-based vesting and performance-based vesting restricted stock units substantially in the amounts set forth on Schedule I hereto.

2. Withholding. The Company may withhold from the Option Payment such federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation, or pursuant to your customary payroll elections. You understand and acknowledge that the Company has not provided any advice regarding any tax liability resulting from the Option Payment and that you have been advised to consult with your personal tax advisor or legal counsel.

3. Release. In exchange for the Option Payment, which constitutes good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, you, on your own behalf and on behalf of your affiliates and their respective heirs, successors and assigns (collectively, the “Contemplated Option Releasers”), hereby irrevocably waive, acquit, remise, discharge and forever release Parent, the Company and the Surviving Entity and each of their respective officers, managers, members, partners, employees, attorneys, affiliates and other representatives and any predecessor or successor to any of them (collectively, the “Releasees”) from and against any and all liabilities, obligations, actions, claims, demands, judgments, losses, damages, costs, expenses, taxes, penalties and interest (including without limitation any related to Section 409A of the Internal Revenue Code) of any kind or nature whatsoever arising on or prior to the Closing (including, but not limited to, those in respect of equity or equity-based awards (including the Ungranted Option) and those related to the management, ownership or operation of the Company), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or undeterminable, and whether arising under any law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral or otherwise at law or in equity, and you covenant, on behalf of yourself and each other Contemplated Option Releaser, that no Contemplated Option Releaser shall seek to recover any amounts in connection therewith or thereunder from the Releasees. Notwithstanding the immediately preceding sentence, the waiver, release and discharge contained in this Section 3 shall not apply to: (a) claims arising under this Agreement or any other agreement entered into between you and a Releasee on the date of the Closing (or that becomes effective as of the date of the Closing) pursuant to the terms of the Merger Agreement; (b) rights in your capacity as an employee of the Company to accrued but unpaid wages, salaries or other cash compensation arising in the ordinary course of business of the Company and unreimbursed claims under employee health and welfare plans; and (c) claims that cannot be released or waived under applicable law. Each of the Releasees shall be deemed to be an express third-party beneficiary of the terms and conditions of this Section 3. You, on behalf of yourself and each other Contemplated Option Releaser, (x) acknowledge, represent, and warrant that you have had adequate disclosure of all facts necessary to make a knowing release of all matters released hereunder; and (y) hereby waive and relinquish any rights and benefits that may exist under any statute or common law principle of any jurisdiction relating to the preservation of unknown claims, including California Civil Code Section 1542 (and any laws which are similar, comparable or equivalent to such law), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4. Confidentiality. You hereby agree that all confidential and non-public information concerning Parent, the Company and the Surviving Entity any of their respective affiliates, or any of their respective businesses, operations, assets or liabilities obtained by you before or after the date hereof (including these terms and the transactions contemplated by this Agreement) shall not be disclosed by you to any third party; provided, however, that (a) you may disclose such information or terms if compelled to do so by applicable law (provided that you, to the extent legally permitted, promptly notify the Company in advance of disclosing such information, disclose only that portion of such information which you are advised by counsel in writing is required to be so disclosed, and use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information); (b) you may disclose such information to a court or arbitrator of competent jurisdiction in connection with any dispute or proceeding relating to this Agreement or any of the transactions contemplated hereby; (c) you may disclose such information or terms to the extent they become generally available to the public other than by virtue of a breach of this provision by you; and (d) you may disclose such information or terms to your professional advisers, in each case, who: (i) need to know such information; and (ii) agree to keep it confidential and are subject to confidentiality obligations no less restrictive than those contained in this Section 4; provided, further, that you shall be responsible for any breach of this Section 4 by any of the foregoing persons as if such person were a party hereto). Notwithstanding the above, pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5. Representations. You hereby acknowledge that you have been advised to consult with legal counsel. You represent and warrant that: (a) you have the full power and authority to execute this Agreement and to bind yourself thereto; (b) this Agreement has been duly and validly executed and delivered by you, constitutes a valid and binding obligation and agreement of you, and is enforceable against you in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by you does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to you or material contract to which you are a party or by which you or your properties are bound; and (d) that Parent, the Company and the Surviving Entity are express third party beneficiaries hereof.

6. Specific Performance. The parties hereto acknowledge that Parent, the Company and the Surviving Entity will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of your covenants or agreements set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent, the Company and the Surviving Entity upon any such violation of these this Agreement, Parent, the Company and the Surviving Entity shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent, the Company and the Surviving Entity at law or in equity and you hereby waive any requirement for the security or posting of any bond in connection with such enforcement.

7. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8. Counterparts. This Agreement may be executed in counterparts (including via facsimile, DocuSign or .pdf file). A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9. Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. Sections 11.7 and 11.8 of the Merger Agreement shall apply as if fully set forth herein.

10. No Third-Party Beneficiary. Nothing expressed or referred to in this Agreement will be construed to give you or any other Contemplated Option Releaser any legal or equitable right, remedy, or claim under or with respect to the Merger Agreement or any provision of the Merger Agreement. Notwithstanding anything to the contrary herein, Parent, the Company and the Surviving Entity are express third party beneficiaries hereof.

11. Contingent on Closing. The effectiveness of this Agreement is contingent on the occurrence of the Closing, and this Agreement shall be null and void ab initio in the event the Closing does not occur.

[Signature Page Follows]

At your earliest convenience, please review the terms below and please indicate your acceptance and agreement by signing this Agreement in the space below and returning this Contemplated Option Waiver signature page.

Specialists on Call, Inc.

By:	/s/ Paul Ricci
Paul Ricci, Executive Chairman

Agreed to and Accepted by:

Signed:	/s/ Robert Jason Hallock, MD	Date:	10/27/2020
R. Jason Hallock, MD

Signature Page to Contemplated Option Waiver